Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Village Super Market, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 2-86320, No. 333-172673 and No. 333-57315) on Form S-8 of Village Super Market, Inc. of our report dated October 8, 2012, with respect to the consolidated balance sheets of Village Super Market, Inc. and subsidiaries as of July 28, 2012 and July 30, 2011, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the years ended July 28, 2012, July 30, 2011 and July 31, 2010, and the effectiveness of internal control over financial reporting as of July 28, 2012, which report appears in the July 28, 2012 annual report on Form 10-K of Village Super Market, Inc.

/s/KPMG LLP
Short Hills, New Jersey
October 8, 2012